Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Operating Highlights

Reports Full Year 2008 Net Income of $461 Million, Fourth Quarter Net Loss of $103 Million, OTTI Charge of $590 Million

San Francisco, February 26, 2009 - The Federal Home Loan Bank of San Francisco today announced its 2008 operating highlights. These highlights have been prepared from unaudited financial information for the year ended December 31, 2008, and are subject to change. For the year ended 2008, net income was $461 million, compared with net income of $652 million for 2007. For the fourth quarter of 2008, the Bank had a net loss of $103 million, compared with net income of $231 million for the fourth quarter of 2007. For both the full year and the fourth quarter, net interest income increased and other income decreased relative to the year-earlier periods. The decreases in other income were chiefly due to an other-than-temporary impairment (OTTI) charge related to the Bank's non-agency mortgage-backed securities (MBS).

"The Federal Home Loan Bank of San Francisco continued to fulfill its mission of meeting member liquidity needs throughout 2008," said Dean Schultz, the Bank's president and chief executive officer. "Despite the challenging economic environment, in 2008 we continued to raise funds in the capital markets, provide liquidity to members, manage the credit risk of advances by adapting our credit and collateral terms to current market conditions, and take other actions to maintain the Bank's long-term financial strength."

Net interest income for 2008 was $1.4 billion, up from $931 million for 2007. Net interest income for the fourth quarter of 2008 was $468 million, up from $267 million for the fourth quarter of 2007. The increases in net interest income were primarily driven by a higher net interest spread on the Bank's mortgage portfolio (MBS and mortgage loans), as well as higher average advances and investment balances.

Other income for 2008 was a net loss of $690 million, compared to a net gain of $55 million for 2007. The loss in 2008 was primarily due to an OTTI charge of $590 million recorded in the fourth quarter of 2008 related to the Bank's non-agency MBS and to net interest expense on derivative instruments used in economic hedges of $120 million in 2008, compared to $4 million in 2007. Net gains associated with financial instruments carried at fair value were $889 million for 2008, which were almost completely offset by net losses on derivatives and hedged items of $888 million for 2008. Net gains associated with derivatives and hedged items were $56 million for 2007.

Other income for the fourth quarter of 2008 was a net loss of $575 million compared to a net gain of $75 million for the fourth quarter of 2007. The loss was primarily due to the $590 million OTTI charge described above and to net interest expense on derivative instruments used in economic hedges of $135 million for the fourth quarter of 2008, compared to net interest income on derivative instruments used in economic hedges of $12 million for the fourth quarter of 2007. These declines were partially offset by net gains associated with financial instruments carried at fair value of $744 million, partially offset by net losses associated with derivatives and hedged items of $609 million for the fourth quarter of 2008. Net gains associated with derivatives and hedged items were $62 million for the fourth quarter of 2007.

Based on analyses and reviews of the Bank's non-agency MBS, the Bank determined that 15 of its non-agency MBS with a carrying value of $1.5 billion were other-than-temporarily impaired at December 31, 2008, because the Bank determined that it was probable that it would not collect all of the contractual amounts due on each of the securities. The estimated economic loss on these securities as of December 31, 2008, is $27 million. Because the fair values of non-agency MBS have declined dramatically in today's illiquid MBS market, the difference between the carrying value of $1.5 billion on the affected securities and the fair value of those securities determined as of December 31, 2008, is $590 million, far in excess of the estimated economic loss. The Bank has both the ability and intent to hold these securities to maturity and expects to recover the majority of the amount written down as the difference between the estimated economic loss and the OTTI charge is expected to be accreted to interest income, using the level-yield method, over the remaining life of the securities.

On January 8, 2009, the Bank notified members that it was likely to incur an OTTI charge in connection with some of its MBS holdings as of December 31, 2008 and that, as a result, the Bank would not pay a dividend for the fourth quarter of 2008 and would not repurchase excess capital stock on January 31, 2009.

"We are very concerned about the effect of these actions on our members," said Dean Schultz, "but we believe they were in the best interests of the Bank and our members given the effect of the OTTI accounting rules. Because of current market uncertainty and the possibility of future OTTI charges, it is essential that we continue building retained earnings and that we preserve our capital. We will continue to monitor the condition of our MBS portfolio, our overall financial performance, and developments in the financial and housing markets as the basis for determining the status of dividends and capital stock repurchases in future quarters."

As of December 31, 2008, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total capital-to-assets ratio was 4.21%, exceeding the 4.00% requirement, and its risk-based capital was $13.5 billion, well in excess of its $8.6 billion requirement.

The Bank's dividend rate for 2008 was 3.93%, compared to 5.20% for 2007. The 2008 dividend rate was lower than the rate for 2007 because the Bank did not pay a dividend for the fourth quarter of 2008 in anticipation of a potential OTTI charge. The OTTI charge incurred in the fourth quarter was partially offset by the increase in net interest income in 2008, which was primarily driven by a higher net interest spread on the Bank's mortgage portfolio (MBS and mortgage loans), as well as higher average advances and investment balances.

Total assets decreased to $321.2 billion at yearend 2008 from $322.4 billion at yearend 2007. Advances outstanding were $235.7 billion at December 31, 2008, compared to $251.0 billion at December 31, 2007. In total, 113 institutions decreased their advances during 2008, while 213 institutions increased their advances. In addition, Federal funds sold decreased to $9.4 billion from $11.7 billion and held-to-maturity securities decreased to $51.2 billion from $53.2 billion, while cash and due from banks increased to $19.6 billion from $5 million. The increase in cash and due from banks primarily reflects an increase in cash held at the Federal Reserve Bank of San Francisco (FRBSF), reflecting the Bank's objective to strengthen its liquidity position during 2008. While cash held at the FRBSF does not earn any interest, the opportunity cost of uninvested funds at the FRBSF was negligible because the Federal funds effective rate was near 0% in December 2008.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Year End	Dec. 31, 2008	Dec. 31, 2007	Percent Change
Total Assets[1]	$321,244	$322,446	__ %
Advances	235,664	251,034	(6)
Held-to-Maturity Securities[2]	51,205	53,175	(4)
Federal Funds Sold	9,431	11,680	(19)
Consolidated Obligations:
Bonds	213,114	225,328	(5)
Discount Notes	91,819	78,368	17
Mandatorily Redeemable
Capital Stock[3]	3,747	229	1,536
Capital Stock - Class B -
Putable[3]	9,616	13,403	(28)
Total Capital[3]	9,785	13,627	(28)
	Three Months Ended			Twelve Months Ended
Operating Results	Dec. 31, 2008	Dec. 31, 2007	Percent Change	Dec. 31, 2008	Dec. 31, 2007	Percent Change
Net Interest Income	$468	$267	75%	$1,431	$931	54%
Other (Loss)/Income	(575)	75	(867)	(690)	55	(1,355)
Other Expense	34	27	26	112	98	14
Assessments	(38)	84	(145)	168	236	(29)
Net Income	$(103)	$231	(145)%	$461	$652	(29)%

Other Data
Net Interest Margin[4]	0.58%	0.34%	71%	0.44%	0.36%	22%
Operating Expenses as a
Percent of Average Assets	0.04	0.03	33	0.03	0.03	__
Return on Assets	(0.13)	0.29	(145)	0.14	0.25	(44)
Return on Equity	(3.99)	7.02	(157)	3.54	5.80	(39)
Annualized Dividend Rate	__	5.43	__	3.93	5.20	(24)
Dividend Payout Ratio[5]	__	75.16	__	114.32	87.14	31
Capital to Assets Ratio[1,6]	4.21	4.30	(2)	4.21	4.30	(2)
Duration Gap (in months)[7]	3	2	50	3	2	50

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     During 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."
3     During 2008, several members merged with nonmember institutions or were placed into receivership, including two large members, IndyMac Bank, F.S.B., and Washington Mutual Bank. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability).
4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
5     This ratio is calculated as dividends per share divided by net income per share. Earnings available for dividends exclude the effects of SFAS 133 and SFAS 159 unless there is a cumulative net loss.
6     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)

	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007
Selected Balance Sheet Items at Period End
Total Assets[1]	$321,244	$341,429	$328,474	$332,480	$322,446
Advances	235,664	263,045	246,008	248,425	251,034
Held-to-Maturity Securities[2]	51,205	53,830	60,484	57,905	53,175
Federal Funds Sold	9,431	16,360	16,052	19,623	11,680
Consolidated Obligations:
Bonds	213,114	235,290	233,510	228,750	225,328
Discount Notes	91,819	87,455	77,753	84,872	78,368
Mandatorily Redeemable
Capital Stock[3]	3,747	3,898	189	213	229
Capital Stock - Class B -
Putable[3]	9,616	10,614	13,763	14,049	13,403
Total Capital[3]	9,785	10,892	14,066	14,339	13,627

Quarterly Operating Results
Net Interest Income	$468	$393	$338	$232	$267
Other (Loss)/Income	(575)	(225)	(10)	120	75
Other Expense	34	29	24	25	27
Assessments	(38)	38	81	87	84
Net Income	$(103)	$101	$223	$240	$231

Other Data
Net Interest Margin[4]	0.58%	0.48%	0.42%	0.29%	0.34%
Operating Expenses as a
Percent of Average Assets	0.04	0.03	0.02	0.03	0.03
Return on Assets	(0.13)	0.12	0.27	0.29	0.29
Return on Equity	(3.99)	2.96	6.37	6.94	7.02
Annualized Dividend Rate	__	3.85	6.19	5.73	5.43
Dividend Payout Ratio[5]	__	125.29	93.69	79.28	75.16
Capital to Assets Ratio[1,6]	4.21	4.33	4.34	4.38	4.30
Duration Gap (in months)[7]	3	2	3	4	2

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     During 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."
3     During 2008, several members merged with nonmember institutions or were placed into receivership, including two large members, IndyMac Bank,F.S.B., and Washington Mutual Bank. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability).
4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
5     This ratio is calculated as dividends per share divided by net income per share. Earnings available for dividends exclude the effects of SFAS 133 and SFAS 159 unless there is a cumulative net loss.
6     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "estimated," "intent," "expects," "will," "should," "likely," and "would," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:

Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com